Exhibit 99.1

Solta Medical Issues Preliminary Revenue Outlook for the Third Quarter of 2009

Company Expects to Enter Fourth Quarter with a Backlog of Orders for Two New Product Lines

HAYWARD, Calif., September 28, 2009—Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced that the Company expects to report revenue for the third quarter ending September 30, 2009 between $17.0 million to $19.0 million. Revenue for the third quarter has been impacted due to recently resolved production delays on the new Thermage CPT system launched in August and the ongoing regulatory review process for the Company’s new Fraxel re:store DUAL system. As a result, the Company has been limited in performing demonstrations of the two new products to customers.

“After their respective launches in August, we have generated a very favorable response in previewing the products to key customers, on the first few stops of our illumiNATION tour, and from performing nearly 170 clinical procedures at the Company’s on-site clinic and at external sites,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical. “Delay in shipments of the Thermage CPT was due to internal production delays that our team has recently resolved and we expect shipments of this major advancement in our technology to begin this week. Our new Fraxel re:store DUAL system continues to progress through the regulatory review process and we are hopeful that we will be able to begin responding to market demand in the near future,” Mr. Fanning concluded.

For full year 2009, Solta Medical expects to generate positive EBITDA, realize up to $25 million in cost synergies as a result of the acquisition of Reliant Technologies, Inc., and achieve a non-GAAP gross margin of 64% to 66% excluding non-cash amortization charges and non-cash purchase price related adjustments. As a result of the revenue shortfall in the third quarter, the Company no longer expects to generate positive cash flow from operations for the last six months of 2009. The Company plans to issue complete results for the third quarter of 2009 during the first week of November 2009. At that time, management will review and discuss the results for the quarter, and provide an outlook for the remainder of the year.

The Company provided the preliminary forecast on the third quarter revenue due to a presentation at the Maxim Group Growth Conference on Tuesday, September 29. The Company’s presentation is scheduled for 10:30 a.m. Eastern Time and a webcast of the presentation may be accessed at the Investor Relations section of the Company’s website at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients that enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage® and Fraxel®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed in nearly 80 countries. Thermage and Fraxel are the perfect complement for any aesthetic practice. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the new products and initiatives and the Company’s financial goals for 2009. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the development and release of new products and initiatives does not proceed as anticipated, the market for the sale of these new products and initiatives does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer confidence causing changes in consumer spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2008, its Form 10-Q for the quarter ended June 30, 2009 and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Due to the preliminary nature of the Company’s results for the third quarter, the Company is not able to provide a reconciliation of its GAAP and non-GAAP gross margin outlook but will include such reconciliation and related information as part of its announcement in the first week of November.

Contact Information:

Jack Glenn

Chief Financial Officer

510-786-6890

Investor Contacts:

Doug Sherk/Jenifer Kirtland

EVC Group

415-896-6820

jkirtland@evcgroup.com